Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Steel Dynamics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carryforward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)		(1)		(1)		(1)		(2)		(2)
Fees Previously Pad	—	—	—	—		—		—				—
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—						—	—	—	—
Total Offering Amounts									(1)				(2)
Total Fees Previously Paid												—
Total Fee Offsets												—
Net Fee Due												—

(1)    An indeterminate aggregate offering price or number of securities of each identified class to be offered at indeterminate prices from time to time is being registered pursuant to this registration statement.

(2)    In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.